Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
David Williams	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Third Quarter Revenues of $1.13 Billion,
Net Income of $141.2 Million, Adjusted EBITDAR of $452.6 Million, and Adjusted EBITDA of $343.6 Million

- Highly Successful Launch of Barstool Sportsbook App Creates New Growth Channel -

WYOMISSING, PA (October 29, 2020) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three and nine months ended September 30, 2020.

Jay Snowden, President and Chief Executive Officer, commented: “I am pleased to report that our property, interactive, and corporate management teams generated strong third quarter revenues, as well as all time quarterly record Adjusted EBITDAR and Adjusted EBITDAR margins, despite the continuation of social distancing and capacity constraints at all of our reopened properties.

“The current operating environment has demonstrated the resilience of our teams and operations as we’ve made significant modifications to our business model to respond to the new volumes, offerings, and ongoing restrictions. In addition to the record results of our brick and mortar operations, one of the highlights of the quarter was the launch of our much-anticipated Barstool Sportsbook app in Pennsylvania, which has been well received. As we look ahead, we continue to see solid results across the portfolio in October, which is being driven not only by our margin improvement, but also our sustained revenue performance as we have continued to manage the ongoing COVID-19 restrictions. In sum, we believe we can close out the year with positive momentum.”

A link to a presentation that summarizes third-quarter highlights and accomplishments can be found here.

Q3 Financial Results Summary

For the third quarter ended September 30, 2020, Penn National generated revenues of $1,129.7 million and Adjusted EBITDAR of $452.6 million. These results were achieved despite the impact of Hurricane Laura on L’Auberge Lake Charles, the late-quarter reopening of Tropicana Las Vegas, and the ongoing temporary closure of Zia Park in New Mexico. Our Ohio and Indiana properties led the way for the Northeast segment and each property in the South region, save L’Auberge Lake Charles, delivered double-digit Adjusted EBITDAR growth in the period. Several properties in the Midwest segment have been operating under significant capacity restrictions and despite this, the region still achieved year-over-year Adjusted EBITDAR growth. These results are a testament to the ability of our property teams to challenge and re-set operational norms. The property performance, combined with gross proceeds of $982 million from our September capital raise, increased our cash balance to $1.9 billion at quarter end, even after paying down our $670 million revolver balance in full. In turn, our net traditional debt declined to approximately $693 million at September 30, bringing our lease-adjusted net leverage to approximately 4.9x based on 2019 Adjusted EBITDAR.

Record Breaking Launch of the Barstool Sportsbook

“On September 18th, we officially launched the Barstool Sportsbook app in Pennsylvania, which broke records for the most downloads ever for the launch of a new mobile sportsbook,” commented Mr. Snowden. “This app launch was a significant milestone for the Company, and I would like to acknowledge and thank our Penn Interactive team and our partners at Barstool Sports for their hard work and dedication over the last several months. As of October 24th, nearly 48,000 people have registered through the app in Pennsylvania alone and, over the course of the first 37 days of operation, the app generated total handle of $78 million across 30,000 first-time depositors. These results were achieved with very limited external marketing spend, highlighting the ability of Barstool Sports to convert its growing audience to our sports betting product. In addition, we have seen high user engagement on the app, with over 39% of our customers placing wagers on bets promoted by the Barstool personalities. Our early experience in Pennsylvania has reinforced our view that we are well-positioned to achieve meaningful and profitable market share in the high-growth sports betting and iCasino space.”

Acceleration of Our Omni-Channel Strategy

Mr. Snowden continued, “Our September equity offering fortified and de-risked our balance sheet, while providing us with additional flexibility to invest in high growth opportunities. Over the coming months, we look forward to introducing the Barstool Sportsbook app to additional states, including Michigan, which is expected to launch later this year. We are very pleased with initial customer feedback on the app, which has received a 4.8 average rating in the Apple app store, and we will continue to introduce new and innovative features to the app over the coming months, including a brand-new iCasino product.

“On the land-based side of our business, we believe there is real momentum in moving towards cashless technology that should not only improve efficiency and customer service, but also result in incremental revenue as we appeal to a younger demographic that expects a cashless transaction experience in their daily life. We intend to introduce this offering at the outset in our new Category 4 casino development projects in Pennsylvania, which we now anticipate will open in the second half of 2021. In addition, we are excited about introducing Barstool branded retail sportsbooks at our casinos, with anticipated openings later this year at Greektown, Ameristar East Chicago, and Ameristar Black Hawk as well as Hollywood Lawrenceburg in early 2021.

“We remain actively engaged across the country in advocating for the passage of sports betting in those states where it is not yet approved, such as Louisiana, which will feature a question on the November ballot that would authorize sports betting at our five casinos in the state. In addition, Maryland voters will also have an opportunity to decide whether to allow sports betting in their upcoming elections. We intend to exercise our option to acquire the operating assets of Hollywood Casino Perryville in Maryland later this year, which will provide us with market access to an industry-leading 20 states in 2021. Finally, we are supporting a statewide ballot question in Colorado that will allow local voters in the casino towns of Black Hawk, Cripple Creek and Central City to increase bet limits and add new games, such as baccarat.

Continued Momentum of Barstool Sports

“We remain very pleased with the growing financial performance of Barstool Sports,” noted Mr. Snowden. “Despite the temporary loss of live sports and a general slowdown in advertising spend, Barstool continues to have its strongest year in its history and has seen profitable revenue growth through a diversified revenue mix of advertising, brand licensing, and merchandising. More importantly, Barstool continues to grow its audience, particularly across social media, with more than 50 million followers on Instagram, 26 million followers on Twitter and 22 million followers on TikTok. In fact, despite only recently launching, the social media accounts for the Barstool Sportsbook have already reached more than 700,000 total followers across Twitter and Instagram. To capitalize on the excitement around Barstool Sports, we are working with Barstool to launch standalone Barstool-branded entertainment destinations in key markets. These locations will serve as virtual sportsbooks in large metropolitan areas in states with approved online sports betting, which we believe will further expand the reach of the Barstool brand and help us acquire new customers at attractive economics.

“With Barstool actively promoting our retail and online sports betting offerings to their massive and growing audience, we believe we can retain and cross sell these customers to visit our land-based casinos and play our iCasino products. We also have a database of over 20 million gaming customers in our mychoice loyalty program to cross promote our sports betting and iCasino products, an approach that has already proven successful in Pennsylvania. When combined, we believe these two channels will provide us with significant organic customer acquisition in our new business lines at a fraction of the cost of the traditional marketing efforts relied upon by many of our competitors, leading to enhanced profitability for the Company. In addition, our experience to-date has shown that customers who play with us through multiple channels (including land-based casinos, retail sportsbooks and iCasino) are over 12x more valuable than customers who play only at one of our casinos, which illustrates the power of our omni-channel strategy.”

Hurricane Relief

“Our Company’s collective resolve was again apparent over the past few weeks, as Hurricanes Laura and Delta left the community of Lake Charles decimated, with many of our L’Auberge team members personally impacted. I am proud of the way our sister properties have come together to support their fellow team members in the wake of the storms. Volunteers from Boomtown Biloxi, Boomtown New Orleans, Hollywood Gulf Coast and L’Auberge Baton Rouge have been helping with the clean-up and recovery efforts and are providing temporary housing for displaced team members. To date, we have contributed more than $2.5 million to assist L’Auberge Lake Charles and the community in its time of need, which includes covering full wages and benefits for our Lake Charles team members during the property closure. In addition, our partners at Barstool Sports are generously donating all net proceeds from the sale of special “Lake Charles Strong” merchandise to our Hurricane Laura Relief Fund.

Looking Ahead to a Bright Future

Mr. Snowden concluded, “It certainly has been a challenging year and we have had to make very difficult business decisions over the last several months in response to the restrictions in place and the evolving customer visitation and volume trends. Nevertheless, we believe the operational improvements we have made, together with our unique omni-channel strategy powered by Barstool Sports and our diversified portfolio of properties, position us for significant growth over the coming years. We look forward to an exciting finish to the year as we introduce Barstool-branded retail sportsbooks across our portfolio and, subject to final regulatory approval, the launch of our Barstool Sportsbook app in Michigan.”

Summary of Third Quarter Results

	For the three months ended September 30,
(in millions, except per share data, unaudited)	2020	2019
Revenues	$1,129.7	$1,354.5
Net income	$141.2	$43.7

Adjusted EBITDA (1)	$343.6	$311.6
Rent expense associated with triple net operating leases (2)	109.0	96.3
Adjusted EBITDAR (1)	$452.6	$407.9
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$228.1	$222.6

Diluted earnings per common share	$0.93	$0.38
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”) (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and beginning on April 16, 2020, the Tropicana Lease (referred to collectively as our “triple net operating leases”). During the three months ended September 30, 2020, we recorded rent expense associated with the Tropicana Lease of $7.7 million which was noncash. The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, inclusive of rent credits utilized, which were generated from the sale of the real estate assets associated with Tropicana Las Vegas to GLPI on April 16, 2020. Although we collectively refer to the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Tropicana Lease, as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During the three months ended September 30, 2020, we utilized rent credits totaling $141.7 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2020	2019	2020	2019
Revenues:
Northeast segment (1)	$545.1	$628.9	$1,168.5	$1,778.6
South segment (2)	255.6	276.6	600.4	850.7
West segment (3)	78.7	161.5	223.0	484.4
Midwest segment (4)	229.1	275.8	493.2	815.3
Other (5)	23.7	12.4	71.6	31.9
Intersegment eliminations (6)	(2.5)	(0.7)	(5.4)	(0.7)
Total revenues	$1,129.7	$1,354.5	$2,551.3	$3,960.2

Adjusted EBITDAR:
Northeast segment (1)	$204.8	$189.1	$325.7	$540.1
South segment (2)	120.3	89.0	217.3	279.6
West segment (3)	33.6	50.6	55.2	151.0
Midwest segment (4)	108.5	104.3	173.4	301.3
Other (5)	(14.6)	(25.0)	(42.2)	(66.1)
Intersegment eliminations (6)	—	(0.1)	—	(0.1)
Total Adjusted EBITDAR (7)	$452.6	$407.9	$729.4	$1,205.8
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, iGaming and our Barstool Sports online sports betting app; our management contract for Retama Park Racetrack; and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour (“HPT”). Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise not been allocated to a property. For the three and nine months ended September 30, 2020, corporate overhead costs were $20.1 million and $61.0 million, respectively, compared to $27.5 million and $74.2 million, respectively, for the three and nine months ended September 30, 2019. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Represents the elimination of intersegment revenues, associated with Penn Interactive and HPT.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2020	2019	2020	2019
Net income (loss)	$141.2	$43.7	$(681.8)	$136.0
Income tax expense (benefit)	(14.3)	19.6	(172.2)	53.0
Income from unconsolidated affiliates	(5.0)	(9.8)	(7.4)	(21.7)
Interest expense, net	142.3	133.5	407.1	400.5
Other income	(68.0)	(7.2)	(75.5)	(7.2)
Operating income (loss)	196.2	179.8	(529.8)	560.6
Stock-based compensation	2.8	3.7	11.7	10.4
Cash-settled stock-based awards variance	39.5	(3.4)	46.7	(6.4)
(Gain) loss on disposal of assets	(6.0)	7.4	(33.9)	8.3
Contingent purchase price	—	1.2	(1.4)	7.0
Pre-opening and acquisition costs	4.8	7.4	11.5	15.5
Depreciation and amortization	87.7	106.3	275.3	316.4
Impairment losses	—	—	616.1	—
Insurance recoveries, net of deductible charges	—	(1.5)	(0.1)	(1.5)
Income from unconsolidated affiliates	5.0	9.8	7.4	21.7
Non-operating items of equity method investments (1)	1.2	0.9	3.2	2.8
Other expenses (2)	12.4	—	12.4	—
Adjusted EBITDA	343.6	311.6	419.1	934.8
Rent expense associated with triple net operating leases	109.0	96.3	310.3	271.0
Adjusted EBITDAR	$452.6	$407.9	$729.4	$1,205.8
Net income (loss) margin	12.5%	3.2%	(26.7)%	3.4%
Adjusted EBITDAR margin	40.1%	30.1%	28.6%	30.4%
(1)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports and our Kansas Entertainment joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(2)    Consists of non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; and (ii) improve the effectiveness and efficiency of our Corporate functional support areas.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, except per share data, unaudited)	2020	2019	2020	2019
Revenues
Gaming	$993.6	$1,088.5	$2,155.7	$3,185.2
Food, beverage, hotel and other	136.1	266.0	395.6	775.0
Total revenues	1,129.7	1,354.5	2,551.3	3,960.2
Operating expenses
Gaming	458.1	587.5	1,101.0	1,699.1
Food, beverage, hotel and other	70.1	171.2	260.0	500.5
General and administrative	317.6	309.7	828.7	883.6
Depreciation and amortization	87.7	106.3	275.3	316.4
Impairment losses	—	—	616.1	—
Total operating expenses	933.5	1,174.7	3,081.1	3,399.6
Operating income (loss)	196.2	179.8	(529.8)	560.6
Other income (expenses)
Interest expense, net	(142.3)	(133.5)	(407.1)	(400.5)
Income from unconsolidated affiliates	5.0	9.8	7.4	21.7
Other	68.0	7.2	75.5	7.2
Total other expenses	(69.3)	(116.5)	(324.2)	(371.6)
Income (loss) before income taxes	126.9	63.3	(854.0)	189.0
Income tax benefit (expense)	14.3	(19.6)	172.2	(53.0)
Net income (loss)	141.2	43.7	(681.8)	136.0
Less: Net loss attributable to non-controlling interest	0.7	0.2	1.2	0.4
Net income (loss) attributable to Penn National	$141.9	$43.9	$(680.6)	$136.4

Earnings (loss) per share:
Basic earnings (loss) per share	$1.02	$0.38	$(5.36)	$1.18
Diluted earnings (loss) per share	$0.93	$0.38	$(5.36)	$1.16

Weighted-average common shares outstanding - basic	138.2	115.2	126.9	115.8
Weighted-average common shares outstanding - diluted	155.5	116.7	126.9	117.7

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$1,873.1	$437.4

Bank debt	$1,754.8	$1,929.8
Notes (1)	730.5	400.0
Other long-term obligations (2)	80.8	89.2
Total traditional debt	2,566.1	2,419.0
Less: Debt discounts and debt issuance costs	(125.6)	(33.9)
	$2,440.5	$2,385.1

Traditional net debt (3)	$693.0	$1,981.6
(1)Inclusive of our 5.625% Notes due 2027 and our 2.75% Convertible Notes due 2026, issued in May 2020.
(2)Other long-term obligations as of September 30, 2020 primarily include $68.8 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.0 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding, less “Cash and cash equivalents.”
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our Kansas Entertainment joint venture. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from our Kansas Entertainment investment.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2020	2019	2020	2019
Cash flow distributions	$6.8	$8.5	$15.5	$22.0
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2020	2019	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$86.4	$222.6	$396.0	$645.4
Cash (refunds) payments related to income taxes, net	$(4.8)	$16.4	$(6.0)	$20.9
Cash paid for interest on traditional debt	$33.0	$38.0	$87.3	$100.5
Maintenance capital expenditures	$21.5	$35.5	$65.7	$118.5
(1)Consists of payments made under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, in cash. As previously noted, the rent under the Tropicana Lease is nominal. Amounts for the three and nine months ended September 30, 2020 exclude the utilization of rent credits, which totaled $141.7 million and $272.5 million, respectively.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports and our Kansas Entertainment joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Tropicana Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2905. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool will exclusively promote the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the mychoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: COVID-19; the length of time the Company’s gaming property (Zia Park) will remain closed, the expected opening date, and the impact of this closure on the Company and its stakeholders; demand for gaming once this gaming property reopens as well as the impact of post-opening restrictions; continued demand for the gaming properties that have opened and the possibility that our gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; the potential benefits and expected timing of the Perryville transaction with Gaming and Leisure Properties, Inc.; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from our iCasino business in Pennsylvania; the continued success of Barstool Sports in Pennsylvania and in additional states in the future; the expected benefits and potential challenges of the investment in Barstool Sports, including the anticipated benefits for the Company’s online and retail sports betting, iCasino and social casino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions; the impact of shortened or cancelled sports seasons on our results; our expectations of future results of operations and financial condition, including margins; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; the anticipated opening dates of our retail sportsbooks in future states and our proposed Pennsylvania Category 4 casinos in York and Berks counties; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 (and reoccurrences), and other natural or man-made disasters or catastrophic events; (d) the reopening of the Company’s gaming property (Zia Park) is subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our debt obligations; (g) the consummation of the Perryville transaction with GLPI is subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and our ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of our operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations (including from Native American casinos, historic racing machines, state sponsored i-lottery products and VGTs in or adjacent to states in which we operate); (m) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with legislation in Illinois and Pennsylvania); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) the impact of weather, including flooding, hurricanes and tornadoes; (u) changes in accounting standards; (v) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (w) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to retain key talent, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (x) with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (y) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.